MERRILL LYNCH DISCIPLINED EQUITY FUND, INC.

FILE # 811- 9299

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/4/00	MetLife	$71,250 71,250 28,500	$2,878,500,000	Warburg Dillon Fox-Pitt, Kelton First Union
5/17/00	Amphenol Corpoation	$319,312.50	$294,750,000	DLJ
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